Exhibit 99.1

Material Handling – Easily and Safely	News Release
140 John James Audubon Parkway
Amherst, NY 14228

Immediate Release

Columbus McKinnon Reports 24% Increase in
FY13 Second Quarter EPS to $0.42

•	Net sales of $146.5 million, down 2.3% due to foreign currency translation and sale of crane business; excluding these items, net sales were up 4%

•	Margins expand on productivity and pricing gains: Gross margin increased 270 basis points to 28.9%, operating income grew to $12.9 million, or 8.8% of sales

•	Operating leverage of 62.6% YTD

•	24% increase in net income to $8.3 million driven by margin expansion and lower effective tax rate

•	Generated $7.6 million in cash from operations in first half of fiscal 2013 resulting in cash on hand of $94.9 million; net debt to net total capitalization was 24.6%

AMHERST, NY, October 25, 2012 – Columbus McKinnon Corporation (NASDAQ: CMCO), a leading designer, manufacturer and marketer of material handling products, today announced financial results for its fiscal 2013 second quarter which ended September 30, 2012.

Net sales for the second quarter of fiscal 2013 were $146.5 million, down $3.4 million, or 2.3%, from the prior-year period.  U.S. sales, which comprised 57% of total sales, grew 4.1% to $83.0 million despite a $2.7 million reduction in revenue from the sale of its Gaffey crane business on August 1, 2012, and one less shipping day in the quarter.  Sales outside of the U.S. were down $6.6 million, or 9.5%, to $63.5 million driven by a $7.2 million, or 4.8%, negative impact from foreign currency translation which was partially offset by improved pricing and the addition of its South African subsidiary that serves the mining industry, which was acquired in December 2011.

The fluctuation in sales for the second quarter of fiscal 2013 compared with fiscal 2012 is summarized as follows:

($ in millions)	$ Change	% Change
One less shipping day	$(2.3)	(1.6)%
Increased volume	3.9	2.6%
Pricing	4.4	3.0%
Acquisitions and divestitures (net)	(2.2)	(1.5)%
Foreign currency translation	(7.2)	(4.8)%
Total	$(3.4)	(2.3)%

Columbus McKinnon Reports 24% Increase in FY13 Second Quarter EPS to $0.42
October 25, 2012

Improving margins and a lower effective tax rate drove net income growth by 23.6% to $8.3 million, or $0.42 per diluted share, in the fiscal 2013 second quarter.

Timothy T. Tevens, President and Chief Executive Officer, commented, “Our strong bottom line results reflect the continued improvements in productivity we are achieving throughout the organization.  Sales remain robust in Asia and Latin America and the U.S. market continued to have solid results, although orders in the U.S. slowed through the quarter.  Activity has remained consistent regarding the number of orders we receive, yet customers appear hesitant to make large commitments and are reducing the average size of orders.”

Productivity and pricing drive margin improvements

Gross profit increased to $42.4 million, or 28.9% of net sales, for the fiscal 2013 second quarter from $39.2 million, or 26.2% of net sales, in fiscal 2012’s second quarter.  Improved gross profit during the quarter was the result of $4.4 million in pricing, $1.6 million in productivity gains, $0.9 million in lower product liability costs and $0.4 million in incremental profit from the South African subsidiary acquisition.  These gains were offset by costs related to the crane business divestiture and $1.7 million in material cost increases.  Foreign currency translation had a $2.1 million negative impact on gross profit.

Selling expenses were $16.4 million, up 6.0%, or $0.9 million, from the second quarter of fiscal 2012.  Higher expenses included the investment in new sales offices in Turkey, North Africa and the United Arab Emirates and the acquisition in South Africa, as well as continued expansion in Asia, specifically China.  As a percent of revenue, selling expenses were 11.2% compared with 10.3% in the same period last year.

General and administrative (G&A) expenses were $12.5 million, or 8.6% of net sales, in the second quarter of fiscal 2013, up 15.1% from the previous fiscal year’s second quarter, when G&A was $10.9 million, or 7.3% of net sales.  Increases in employee benefit costs, as well as costs associated with the implementation of the Company’s new enterprise management information system, drove the increase.  Approximately $0.7 million of the increase was for items that will not be re-occurring.

Operating income in the fiscal 2013 second quarter was up $0.6 million, or 4.9%, to $12.9 million.  Operating margin expanded 60 basis points to 8.8% as gross margin expansion more than offset increased SG&A expense.  Compared with the prior-year period, the net effect of foreign currency translation on operating income was a negative $0.4 million, or 3.2%, in the fiscal 2013 second quarter.

The effective tax rate for the 2013 second quarter was 15.6% compared with 31.5% in the second quarter of fiscal 2012.  The effective tax rate for fiscal 2013 is expected be in the range of 15% to 20%, including the impact of the valuation allowance on deferred tax assets.  Tax rates for the Company are impacted by the mix of income or loss among taxing jurisdictions, specifically U.S. versus foreign jurisdictions and the impact of various state taxes within the U.S.

Strong cash generation, significant financial flexibility and growing shareholders’ equity

Cash provided by operations for the first six months of fiscal 2013 was $7.6 million, up $3.2 million over the prior-year period.  Cash and cash equivalents grew to $94.9 million at the end of fiscal 2013’s second quarter from $89.5 million at March 31, 2012.

Working capital as a percentage of sales was 19.4% at the end of the second quarter of fiscal 2013, up from 17.9% at the end of the second quarter of fiscal 2012.  The increase was primarily due to higher inventory levels related to projects which are expected to ship prior to the end of the third quarter ending December 31, 2012.

Capital expenditures for the first half of fiscal 2013 were $4.1 million compared with $7.2 million in the comparable prior-year period.  Approximately $1.5 million was associated with the implementation of a new enterprise management system.  The Company expects fiscal 2013 capital spending to be in the range of $12 million to $15 million.

Columbus McKinnon Reports 24% Increase in FY13 Second Quarter EPS to $0.42
October 25, 2012

Gross debt at the end of this fiscal year’s second quarter was $152.5 million.  Debt, net of cash, at September 30, 2012 was $57.6 million, or 24.6% of net total capitalization, compared with $63.6 million, or 28.4% of net total capitalization, at March 31, 2012.  The Company had $94.9 million of cash on hand as of September 30, 2012.  At September 30, 2012, the Company had $12.4 million in outstanding letters of credit.

Subsequent to the end of the quarter, the Company entered into an amended and expanded 5-year credit facility, increasing its line of credit to $100 million.

First Half Fiscal 2013 Review

Net sales for the first six months of fiscal 2013 were $299.5 million, up 3.4%, or $9.9 million, from the same period in the prior fiscal year.  U.S. sales, which drove the growth, were up 11.0% or $17.0 million.  Non-U.S. sales decreased by $7.1 million, or 5.3%, in the first half of fiscal 2013, representing 43% of total sales.  Foreign currency translation had a $14.4 million negative impact on sales in the first half of fiscal 2013. Net of foreign currency translation, revenue outside of the U.S. grew 5.3%.

Gross profit increased 15.2% and gross profit margin expanded 290 basis points to 28.8% in the first half of fiscal 2013.  Driving margin improvement was higher sales volumes, improved productivity, increased pricing and lower product liability costs, offset by material inflation and foreign currency translation.

Selling expenses increased $1.3 million, or 4.1%, to $32.8 million compared with the prior-year period.  As a percent of sales, selling expenses were 11.0% in the first half of fiscal 2013 compared with 10.9% in the prior-year period.  G&A expenses increased $4.4 million, or 19.6%.  As a percent of sales, G&A expenses were 8.9% in the current period, compared with 7.7% in the prior-year period.

Operating income grew 31.6% to $25.7 million, while operating margin expanded 190 basis points to 8.6% in the first half of fiscal 2013.

Expanded margins and a lower effective tax rate led to net income growth of $7.2 million, or 76.5%, for the first half of fiscal 2013.  On a per diluted share basis, earnings grew 77.1% to $0.85 per diluted share compared with $0.48 per diluted share for the first half of fiscal 2012.

Company expects continued growth

Backlog was $105.1 million at September 30, 2012, compared with $107.0 million at September 30, 2011.  Although the time to convert the majority of backlog to sales typically averages from one day to a few weeks, backlog can include project-type orders from customers that have defined deliveries that may extend out 12 to 24 months.  As of September 30, 2012, approximately $30.1 million of backlog, or 28.6%, was scheduled for shipment beyond December 31, 2012.

Mr. Tevens noted, “We continue to see strong growth in emerging markets, including Asia and Latin America, albeit off of a small base.  Combined, these regions represent approximately 8% of total sales, and each are growing at approximately 20%.  We are currently seeing very slow growth in Europe, with our project-based business being negative, as major projects are rescheduled.  This past quarter, we are also seeing signs of slowing in the United States.  However, we do believe that the demand for our products remains intact and as developed economies strengthen, we should continue to realize increasing sales.  Our strategy remains the same; we will continue to invest in growing economies while driving productivity enhancements around the world.”

Both U.S. and Eurozone capacity utilization are leading market indicators for the Company.  U.S. industrial capacity utilization was 77.4% in September 2012, up from 76.0% in September 2011, but down slightly from 78.1% in June 2012.  Eurozone capacity utilization was 77.8% in the quarter ended September 30, 2012, a decrease from 80.5% during the quarter ended September 30, 2011, as well as from 79.7% at the end of June 2012.  Both of these indicators portray a slowing global economy, especially in Europe where the Eurozone may be in a modest recession.  The Company’s sales tend to lag these indicators by one to two quarters.

Columbus McKinnon Reports 24% Increase in FY13 Second Quarter EPS to $0.42
October 25, 2012

About Columbus McKinnon

Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, systems and services, which efficiently and ergonomically move, lift, position and secure materials.  Key products include hoists, cranes, actuators and rigging tools.  The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how.  Comprehensive information on Columbus McKinnon is available on its website at http://www.cmworks.com.

Teleconference/webcast

Columbus McKinnon will host a conference call and live webcast today at 10:00 a.m. Eastern Time, at which Timothy T. Tevens, President and Chief Executive Officer, and Gregory P. Rustowicz, Vice President - Finance and Chief Financial Officer, will review the Company’s financial results and strategy.  The review will be accompanied by a slide presentation which will be available on Columbus McKinnon’s website at http://www.cmworks.com/investors. A question and answer session will follow the formal discussion.

Columbus McKinnon’s conference call can be accessed by calling 210-234-7695 and asking for the “Columbus McKinnon conference call”.  The webcast can be monitored on Columbus McKinnon’s website at http://www.cmworks.com/investors.  An audio recording of the call will be available two hours after its completion through November 24, 2012 by dialing 203-369-1009.  Alternatively, an archived webcast of the call will be on Columbus McKinnon’s web site at: http://www.cmworks.com/investors until November 24, 2012.  In addition, a transcript of the call will be posted to the website once available.

Safe Harbor Statement
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by the Company and its subsidiaries, conditions affecting the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, the effect of operating leverage, the pace of bookings relative to shipments, the ability to expand into new markets and geographic regions, the success in acquiring new business, the speed at which shipments improve, and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

Contacts:

Gregory P. Rustowicz	Investor Relations:
Vice President - Finance and Chief Financial Officer	Deborah K. Pawlowski
Columbus McKinnon Corporation	Kei Advisors LLC
716-689-5442	716-843-3908
greg.rustowicz@cmworks.com	dpawlowski@keiadvisors.com

Financial Tables follow.

Columbus McKinnon Reports 24% Increase in FY13 Second Quarter EPS to $0.42
October 25, 2012

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Income Statements - UNAUDITED

(In thousands, except per share and percentage data)

	Three Months Ended
	September 30,	September 30,
	2012	2011	Change

Net sales	$146,472	$149,863	-2.3%
Cost of products sold	104,070	110,632	-5.9%
Gross profit	42,402	39,231	8.1%
Gross profit margin	28.9%	26.2%
Selling expense	16,447	15,509	6.0%
General and administrative expense	12,546	10,899	15.1%
Amortization	489	509	-3.9%
Income from operations	12,920	12,314	4.9%
Operating margin	8.8%	8.2%
Interest and debt expense	3,505	3,557	-1.5%
Investment income	(382)	(287)	33.1%
Foreign currency exchange loss	190	200	-5.0%
Other income, net	(173)	(300)	-42.3%
Income before income tax expense	9,780	9,144	7.0%
Income tax expense	1,528	2,877	-46.9%
Income from continuing operations	8,252	6,267
Income from discontinued operations - net of tax	-	409
Net income	$8,252	$6,676	23.6%

Average basic shares outstanding	19,419	19,274	0.8%
Basic income per share:
Income from continuing operations	0.42	0.33
Income from discontinued operations	-	0.02
Net income	$0.42	$0.35	20.0%

Average diluted shares outstanding	19,581	19,471	0.6%
Diluted income per share:
Income from continuing operations	0.42	0.32
Income from discontinued operations	-	0.02
Net income	$0.42	$0.34	23.5%

Columbus McKinnon Reports 24% Increase in FY13 Second Quarter EPS to $0.42
October 25, 2012

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Income Statements - UNAUDITED

(In thousands, except per share and percentage data)

	Six Months Ended
	September 30,	September 30,
	2012	2011	Change

Net sales	$299,485	$289,623	3.4%
Cost of products sold	213,259	214,750	-0.7%
Gross profit	86,226	74,873	15.2%
Gross profit margin	28.8%	25.9%
Selling expense	32,814	31,535	4.1%
General and administrative expense	26,724	22,351	19.6%
Restructuring charges	-	430	-100.0%
Amortization	988	1,030	-4.1%
Income from operations	25,700	19,527	31.6%
Operating margin	8.6%	6.7%
Interest and debt expense	7,004	7,061	-0.8%
Investment income	(662)	(549)	20.6%
Foreign currency exchange (gain) loss	(146)	218	NM
Other income, net	(495)	(481)	2.9%
Income before income tax expense	19,999	13,278	50.6%
Income tax expense	3,311	4,232	-21.8%
Income from continuing operations	16,688	9,046
Income from discontinued operations - net of tax	-	409
Net income	$16,688	$9,455	76.5%

Average basic shares outstanding	19,384	19,224	0.8%
Basic income per share:
Income from continuing operations	0.86	0.47
Income from discontinued operations	-	0.02
Net income	$0.86	$0.49	75.5%

Average diluted shares outstanding	19,546	19,511	0.2%
Diluted income per share:
Income from continuing operations	0.85	0.46
Income from discontinued operations	-	0.02
Net income	$0.85	$0.48	77.1%

Columbus McKinnon Reports 24% Increase in FY13 Second Quarter EPS to $0.42
October 25, 2012

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Balance Sheets - UNAUDITED
(In thousands)

	September 30,	March 31,
	2012	2012

ASSETS
Current assets:
Cash and cash equivalents	$94,927	$89,473
Trade accounts receivable	82,933	88,642
Inventories	112,051	108,055
Prepaid expenses and other	13,662	10,449
Total current assets	303,573	296,619

Net property, plant, and equipment	59,842	61,709
Goodwill	105,559	106,435
Other intangibles, net	14,322	15,791
Marketable securities	24,629	25,393
Deferred taxes on income	2,790	2,824
Other assets	5,993	6,636
Total assets	$516,708	$515,407

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Notes payable to banks	$-	$112
Trade accounts payable	33,833	40,991
Accrued liabilities	57,900	61,713
Current portion of long-term debt	1,062	1,093
Total current liabilities	92,795	103,909

Senior debt, less current portion	3,150	3,749
Subordinated debt	148,276	148,140
Other non-current liabilities	96,131	99,143
Total liabilities	340,352	354,941

Shareholders’ equity:
Common stock	194	193
Additional paid-in capital	190,932	189,260
Retained earnings	42,583	25,895
ESOP debt guarantee	(762)	(975)
Accumulated other comprehensive loss	(56,591)	(53,907)
Total shareholders’ equity	176,356	160,466
Total liabilities and shareholders’ equity	$516,708	$515,407

Columbus McKinnon Reports 24% Increase in FY13 Second Quarter EPS to $0.42
October 25, 2012

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Statements of Cash Flows - UNAUDITED

(In thousands)

	Six Months Ended
	September 30, 2012	September 30, 2011

Operating activities:
Net income	$16,688	$9,455
Adjustments to reconcile net income to net cash provided by operating activities:
Gain from discontinued operations	-	(409)
Depreciation and amortization	6,221	5,711
Deferred income taxes and related valuation allowance	155	261
Gain on sale of real estate/investments	(253)	(223)
Stock based compensation	1,649	1,447
Amortization of deferred financing costs	130	192
Changes in operating assets and liabilities:
Trade accounts receivable	4,618	(3,421)
Inventories	(7,231)	(6,037)
Prepaid expenses	(3,477)	1,288
Other assets	445	143
Trade accounts payable	(6,002)	481
Accrued and non-current liabilities	(5,369)	(4,470)
Net cash provided by operating activities	7,574	4,418

Investing activities:
Proceeds from sale of marketable securities	3,101	3,978
Purchases of marketable securities	(1,936)	(3,538)
Capital expenditures	(4,080)	(7,225)
Proceeds from sale of assets	1,482	-
Net cash used for investing activities from continuing operations	(1,433)	(6,785)
Net cash provided by investing activities from discontinued operations	-	409
Net cash used for investing activities	(1,433)	(6,376)

Financing activities:
Proceeds from stock options exercised	219	1,733
Net payments under lines-of-credit	(51)	(202)
Repayment of debt	(393)	(459)
Change in ESOP guarantee	213	217
Net cash (used for) provided by financing activities	(12)	1,289

Effect of exchange rate changes on cash	(675)	(724)

Net change in cash and cash equivalents	5,454	(1,393)
Cash and cash equivalents at beginning of year	89,473	80,139
Cash and cash equivalents at end of period	$94,927	$78,746

Columbus McKinnon Reports 24% Increase in FY13 Second Quarter EPS to $0.42
October 25, 2012

COLUMBUS McKINNON CORPORATION
Additional Data - UNAUDITED

	September 30,		September 30,		March 31,
	2012		2011		2012

Backlog (in millions)	$105.1		$107.0		$114.2

Trade accounts receivable
days sales outstanding	51.5	days	48.9	days	50.6	days

Inventory turns per year
(based on cost of products sold)	3.7	turns	4.6	turns	4.3	turns
Days' inventory	98.6	days	79.3	days	85.5	days

Trade accounts payable
days payables outstanding	29.6	days	30.9	days	32.3	days

Working capital as a % of sales	19.4%		17.9%		17.6%

Debt to total capitalization percentage	46.4%		47.5%		48.8%
Debt, net of cash, to total capitalization	24.6%		30.6%		28.4%

Shipping Days by Quarter

	Q1	Q2	Q3	Q4	Total

FY 13	63	63	60	62	248

FY 12	63	64	58	65	250